Exhibit 99.1

Aethlon Medical Provides Update on the Ability of Its Hemopurifier® to Capture H5N1 Bird Flu

SAN DIEGO, December 20, 2024 - Aethlon Medical, Inc. (Nasdaq: AEMD), a medical therapeutic company focused on developing products to treat cancer and life-threatening infectious diseases, today provided a statement of its investigational medical device with respect to H5N1 avian influenza “Bird Flu.”

Aethlon has recently received a number of inquiries regarding the potential utility of its Hemopurifier device in the treatment of Bird Flu. These inquiries come on the heels of the reporting of isolation of Bird Flu in dairy cows, 60 human cases in eight states including a case of severe infection in Louisiana, and yesterday’s declaration of a state of emergency in California.

The Aethlon Hemopurifier is an investigational extracorporeal medical device designed to remove enveloped viruses and extracellular vesicles from the bloodstream. The device incorporates plasma separation, size exclusion, and affinity binding to a proprietary resin containing the plant lectin Galanthus nivalis agglutinin (GNA) bound to a medical grade diatomaceous earth. Enveloped viruses and extracellular vesicles contain the sugar mannose on their surface, which is the therapeutic target of the GNA.

Aethlon has previously contracted Battelle labs to examine the in vitro removal of influenza viruses including H5N1 by a scaled down version of the Aethlon Hemopurifier. In this experiment, cell culture media was spiked with the H5N1 virus and continuously circulated over the device. Samples were taken periodically to examine viral removal by the device. In this study, a miniature version of the device removed 99% of H5N1 following 6 hours of treatment.

While the Aethlon Hemopurifier has not yet been used to treat patients with severe influenza, including those infected with H5N1, it has been used in 38 patients across 164 distinct treatment sessions, targeting diseases such as hepatitis C, HIV, and in patients critically ill due to COVID-19 and Ebola. The Hemopurifier has a “breakthrough device” designation with the FDA for life-threatening viruses for which there is no effective treatment.

Current treatment guidelines from the Center for Disease Control and Prevention (https://www.cdc.gov/bird-flu/hcp/novel-av-treatment-guidance/), for hospitalized patients with suspected Bird Flu (H5N1), are to initiate antiviral therapy as soon as possible with Oseltamivir, with or without combination therapy with Baloxavir. Clinical failures during Oseltamavir therapy due to the development of antiviral resistance have been observed in hospitalized patients with H5N1. This phenomenon raises the possibility that novel treatment strategies may be required. Aethlon Medical will monitor this situation closely and interact with hospitals, the state of California, and the FDA as appropriate if cases mount and currently available treatments are not effective.

About Aethlon and the Hemopurifier®

Aethlon Medical is a medical therapeutic company focused on developing the Hemopurifier, a clinical stage immunotherapeutic device which is designed to combat cancer and life-threatening viral infections and for use in organ transplantation. In human studies, the Hemopurifier has demonstrated the removal of life-threatening viruses and in pre-clinical studies, the Hemopurifier has demonstrated the removal of harmful extracellular vesicles from biological fluids, utilizing its proprietary lectin-based technology. This action has potential applications in cancer, where extracellular vesicles may promote immune suppression and metastasis, and in life-threatening infectious diseases. The Hemopurifier is a U.S. Food and Drug Administration (FDA) designated Breakthrough Device indicated for the treatment of individuals with advanced or metastatic cancer who are either unresponsive to or intolerant of standard of care therapy, and with cancer types in which extracellular vesicles have been shown to participate in the development or severity of the disease. The Hemopurifier also holds an FDA Breakthrough Device designation and an open Investigational Device Exemption (IDE) application related to the treatment of life-threatening viruses that are not addressed with approved therapies.

1

Additional information can be found at www.AethlonMedical.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Statements containing words such as "may," "believe," "anticipate," "expect," "intend," "plan," "project," "will," "projections," "estimate," "potentially" or similar expressions constitute forward-looking statements. Such forward-looking statements are subject to significant risks and uncertainties and actual results may differ materially from the results anticipated in the forward-looking statements. These forward-looking statements are based upon Aethlon's current expectations and involve assumptions that may never materialize or may prove to be incorrect. Factors that may contribute to such include, without limitation, the ability of the Hemopurifier to capture H5N1 Bird Flu; the possibility of novel treatment strategies; the efficacy of the Hemopurifier and virus removal after various treatment times; the use and efficacy of the Hemopurifier being utilized in treatment session for patients with hepatitis C, HIV, as well in patients with critical illness due to COVID-19 and Ebola; the occurrence and possible continuation of the state of emergency declaration in California and reported infections in other states; and other potential risks. The foregoing list of risks and uncertainties is illustrative but is not exhaustive. Additional factors that could cause results to differ materially from those anticipated in forward-looking statements can be found under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended March 31, 2023, and in the Company's other filings with the Securities and Exchange Commission, including its quarterly Reports on Form 10-Q. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except as may be required by law, the Company does not intend, nor does it undertake any duty, to update this information to reflect future events or circumstances.

Company Contact:
Jim Frakes
Chief Executive Officer and Chief Financial Officer
Aethlon Medical, Inc.
Jfrakes@aethlonmedical.com

Investor Contact:
Susan Noonan
S.A. Noonan Communications, LLC
susan@sanoonan.com

2